Exhibit 10.3

[CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) OF THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.]

AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

This AGREEMENT FOR PURCHASE AND SALE OF PROPERTY (this “Agreement”) is made and entered into as of this 26th day of August, 2025, by and between 900 EIGHTH, LP, a Tennessee limited partnership (“Seller”), and WP SOUTH ACQUISITIONS, L.L.C., a Georgia limited liability company (“Buyer”).

W I T N E S S E T H T H A T :

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Property (as hereinafter defined), upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Definitions and Exhibits.

1.1	Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

“Broker” shall mean Walker Dunlop, representing Seller.

“Business Day” shall mean a day other than a Saturday, Sunday or legal or bank holiday in either the State where the Land is located or of the Federal Government.

“Closing” shall mean the closing and consummation of the purchase and sale of the Property pursuant hereto.

“Closing Date” shall mean the date on which the Closing occurs as provided in Section 9.1 hereof.

“Contract Date” shall mean the date upon which this Agreement shall be deemed effective, which shall be the date first above written.

“Development Approvals” shall mean all federal, state, county, and municipal government permits, approvals, and modifications that are necessary for the Intended Use, which are acceptable to Buyer in its reasonable discretion, and do not impose upon Buyer or the Land any conditions to or limitations on the acquisition, development or use of the Land which are unacceptable to Buyer in its sole discretion. The Development Approvals shall include, but not be limited to, (i) any rezoning or zoning modifications required to allow for the Intended Use, (ii) any subdivision, re-subdivision, lot consolidation or parcel maps, plats or plans or other similar legal subdivisions, re-subdivisions, partitions, consolidations or recombinations of the Real Property, or portions thereof which may be required in connection with the Intended Use, (iii) site plan approvals, (iv) confirmation of availability of all utilities (including easements necessary for delivery of services to the Property) required for the Intended Use, and (v) all approvals (or modifications thereto) by or from the municipal governing body or other agencies or boards of the Intended Use, including issuance of a bill by the Nashville, Tennessee Metro City Council approving the Intended Use which is then executed by the active mayor of Nashville. A Development Approval shall not be considered to have been received by Buyer for purposes of this Agreement until the expiration of applicable statutory periods of appeal of the issuance of the Development Approval without an appeal being filed or, if the Development Approval has been rejected or issued by the duly authorized governmental body or agency but the rejection or issuance, as applicable, of the Development Approval has been appealed (in any case, an “Appeal”), when an appeal of a Development Approval has been resolved in Buyer’s favor such that the Development Approval is issued either by court decision that cannot be further appealed or by settlement (an “Appeal Resolution”).

“Earnest Money” shall have that meaning set forth in Section 3.1 hereof.

“Entitlements Date” shall mean the date that is 120 days after the Contract Date, subject to extension as provided in Section 7.6 hereof.

“Environmental Reports” shall mean all existing environmental site assessments, remediation reports, tank removal reports and other reports (including, but not limited to, any soils and groundwater assessments and reports) for the Property.

“Escrow Agent” shall mean First American Title Insurance Company, acting as Escrow Agent pursuant to the terms and conditions of this Agreement.

“General Assignment” shall mean a General Assignment in the form attached hereto as EXHIBIT E.

“Hazardous Substances” shall mean any and all hazardous, extremely hazardous, or toxic substances or wastes or constituents as those terms are defined by any applicable Hazardous Substance Law (including, without limitation, CERCLA and RCRA) and petroleum, petroleum products, asbestos or any asbestos-containing materials, the group of organic compounds known as polychlorinated biphenyls (PCBs), flammables, explosives, radioactive materials, and chemicals known to cause cancer or reproductive toxicity.

“Hazardous Substance Law” shall mean any and all federal, state, or local laws, rules, regulations, ordinances, agency or judicial orders and decrees, and agency agreements now and hereafter enacted or promulgated or otherwise in effect, relating to the protection of the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §§6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. §6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., and all amendments, regulations, orders and decrees promulgated thereunder or pursuant thereto.

“Improvements” shall collectively mean any buildings, structures and improvements located on the Land.

“Inspection Date” shall mean the Inspection Date set forth in Section 7.3 hereof.

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“Intangible Personal Property” shall collectively mean, to the extent assignable, all intangible personal property, if any, owned by Seller and related exclusively to the Real Property, including, without limitation: (i) any trade names associated with the Real Property; (ii) any plans and specifications and other architectural and engineering drawings for the Improvements or any other improvements contemplated in connection with the development or potential development of the Property; (iii) any warranties; (iv) any Service Contracts and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the General Assignment); and (v) any governmental approvals, including without limitation, the Development Approvals.

“Intended Use” (also sometimes referred to herein as the “Project”) shall mean a multi-family or mixed-use development project containing at least [***] multi-family residential units (or such lesser number as Buyer shall approve in its sole discretion) (the “Units”), together with certain amenities, common areas and other ancillary improvements for such development.

“Land” shall mean those certain tracts or parcels of real property consisting of approximately 3.13 acres, as more particularly described in EXHIBIT A-1 attached hereto and made a part hereof, and commonly known by the street addresses and Tax Parcel ID#s set forth on EXHIBIT A-2 attached hereto and made a part hereof.

“Material Condemnation” shall mean a condemnation or threatened condemnation pursuant to which (i) any portion of the Property with a value equal to or greater than $[***] is taken or threatened to be taken; (ii) causes or would cause a reduction in the Permitted Units below [***]; (iii) results or would result in the Property being in violation of any applicable law, ordinance or regulation; (iv) results or would result in access to the Property being materially impaired, as reasonably determined by Buyer; or (v) otherwise has or would have a material, adverse effect on the Intended Use, which may include, without limitation, a condemnation or threatened condemnation which materially, adversely affects or would materially, adversely affect Buyer’s ability to construct and/or develop the Project.

“OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury.

“Permitted Title Exceptions” shall mean those matters affecting title to the Land identified on EXHIBIT B attached hereto and by this reference made a part hereof.

“Permitted Unit Surplus” shall mean the aggregate number of Permitted Units in excess of [***]. For example, if there are [***] Permitted Units, the Permitted Unit Surplus will be [***].

“Permitted Units” shall mean the number of Units that the Buyer is permitted to (and which, pursuant to the plans therefor, Buyer actually intends to) construct within the Project pursuant to the Development Approvals.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

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“Property” shall collectively mean:

(i) the Real Property; and

(ii) all of Seller’s right, title and interest in and to the Intangible Personal Property.

There is no tangible personal property included in the sale and therefore the definition of “Property” specifically excludes any tangible personal property unless expressly identified herein to the contrary. Accordingly, any such tangible personal property located on the Real Property after the Closing shall be deemed abandoned by Seller.

“Proration Date” shall mean the effective date of the prorations provided in Section 4.2 hereof, which is 11:59 p.m. on the eve of the Closing Date.

“Purchase Price” shall mean the purchase price for the Property described in Section 4.1 hereof.

“Real Property” shall collectively mean the Land, together with:

(i) the Improvements;

(ii) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights; and

(iii) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land.

“Second Deposit” shall have the meaning set forth in Section 3.1 hereof.

“Service Contracts” shall collectively mean all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases.

“Survey” shall have that meaning set forth in in Section 6 hereof.

“Taxes” shall have the meaning set forth in Section 4.2 hereof.

“Tenant Vacancy Condition” means that all existing leases and occupancy agreements affecting the Property, if any, have terminated by their terms, and all tenants, subtenants or occupants of the Property, whether permitted pursuant to this Agreement or resulting from a breach hereof, have (i) fully vacated the Property and removed all personal property and effects therefrom, and (ii) otherwise surrendered their respective premises in accordance with the terms and conditions set forth in the applicable leases or occupancy agreements.

“Title Insurer” shall mean First American Title Insurance Company, or any other national title insurance company reasonably acceptable to Buyer.

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1.2	Exhibits; Schedules. All exhibits, schedules and other attachments hereto form an integral part of this Agreement, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto.

2.	Purchase and Sale. Subject to the provisions hereof, Seller agrees to sell, assign and convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller.

3.	Earnest Money.

3.1	Earnest Money. Within 5 Business Days after the Contract Date, Buyer shall deposit with Escrow Agent the sum of $150,000 (the “First Deposit”) as earnest money hereunder. If Buyer does not terminate this Agreement on or before the Inspection Date, Buyer shall deposit with Escrow Agent the additional sum of $[***] (the “Second Deposit”) as additional earnest money hereunder by the date that is 1 Business Day after the Inspection Date (the First Deposit, the Second Deposit (if and when made) and interest or other income earned thereon is collectively referred to as the “Earnest Money”). The Earnest Money shall be held, invested and disbursed pursuant to this Agreement, including the terms of escrow on EXHIBIT D.

3.2	Cooperation. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notices as necessary or, in the opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement.

3.3	Non-Refundability of Earnest Money. After the Inspection Date, the Earnest Money, including all deposits for the extension of time periods set forth herein, shall be (i) nonrefundable to Buyer, except as set forth herein and (ii) applicable to the Purchase Price.

4.	Purchase Price and Prorations.

4.1	Purchase Price.

a.	Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be $19,300,000, plus an amount equal to the product of (i) $[***], multiplied by (ii) the Permitted Unit Surplus, if any.

b.	Payment Mechanics. The Purchase Price, as adjusted by the prorations provided in Section 4.2 hereof and as reduced by the Earnest Money (which, unless otherwise disbursed hereunder, shall be disbursed by Escrow Agent at the Closing to Seller as a portion of the Purchase Price) shall be paid by Buyer to Seller (via Escrow Agent) at the Closing in United States dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller.

4.2	Prorations.

a.	Proration Items. The following items shall be prorated between Seller and Buyer as of the Proration Date, and prorations favoring Buyer, to the extent determinable as of the Proration Date, shall reduce the Purchase Price payable by Buyer at the Closing, and such prorations favoring Seller, to the extent determinable as of the Proration Date, shall increase the Purchase Price payable by Buyer at the Closing:

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i.	Taxes: The state, county, city or other ad valorem property taxes and assessments for the tax period in which the Closing occurs (the “Taxes”).

1.	Assumed Tax Amount: If the actual tax bills for the tax period of Closing have not been issued, then such proration shall be based on such taxes for the prior tax period.

2.	True Up Upon Receipt of Tax Bill. After the tax bills for the tax period of Closing are received by either Buyer or Seller, Buyer and Seller shall adjust such proration, and any amount then owing shall be paid within 20 days of demand by the party entitled thereto; provided, however, in no event will this Section 4.2(a)(i) survive closing for more than 12 months. Notwithstanding the above, Seller shall not be responsible for any increase in Taxes attributable to Buyer’s Development Approvals.

ii.	Assessment Liens: Assessment liens which have been certified as of the Closing Date, pending liens where the improvements have been substantially completed, and special assessments or other similar governmental assessments or charges on the Property that have been billed and are pending prior to the Closing, shall be satisfied by Seller, in full, at Closing.

iii.	Utility and Sewer Charges: Seller will take all action necessary to ensure that the utilities servicing the Property are closed out by Closing, and there will accordingly be no proration with respect to utilities. All utility security deposits, if any, will be retained by Seller.

iv.	Service Contracts: Charges or payments due under any Service Contracts which are assumed by Buyer pursuant to the terms hereof.

b.	Intentionally Deleted.

5.	Title.

5.1	Fee Simple Conveyance at Closing. Seller shall convey good, marketable and insurable fee simple title to the Real Property to Buyer free and clear of all liens and encumbrances, subject only to the Permitted Title Exceptions, any lien, encumbrance, or exception existing due to Buyer’s activities on or relating to the Property, and any other matters of title to which Buyer shall expressly consent in writing pursuant hereto.

5.2	Review of Title Commitment. Within five (5) days after the Contract Date, Buyer shall order a title insurance commitment (the “Title Commitment”) from the Title Insurer. Buyer shall have until the Entitlements Date (“Title Objection Date”) by which to examine title to the Property and to give written notice to Seller of any objections.

a.	Failure of Buyer to Object. If Buyer fails to give any notice to Seller by the Title Objection Date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects disclosed in the Title Commitment (except for any Monetary Liens, which must be removed by Seller in accordance with Section 5.5).

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b.	Buyer Provides Objections. If Buyer timely notifies Seller of Buyer’s objection(s) to any title exceptions or defects, Seller may, by delivering written notice thereof to Buyer within 10 days of receipt of such objection(s), elect (x) not to take any action to cure such objection(s), or (y) to cure or satisfy such objection(s) (and, to the extent Seller fails to provide a response to Buyer’s objection(s) within such 10 day period, Seller shall be deemed to have elected not to cure such Buyer’s objection(s)).

i.	Seller Fails to Cure Objection. If Seller elects (A) not to cure such objections (except that Seller must cure Monetary Liens as required by Section 5.5), or (B) to cure such objections and such objections are not reasonably cured or satisfied on or before the Inspection Date, then Buyer may, on or before the Inspection Date, by written notice to Seller, either:

1.	Terminate: to terminate this Agreement, in which case the Earnest Money, less $[***] to be paid to Seller, shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or

2.	Waive: to waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

If Buyer fails to give Seller notice of its election by the Inspection Date, Buyer shall be deemed to have elected the option contained in Section 5.2(b)(i)(2). For avoidance of doubt, if Seller elects to cure only some of such objections, then (i) Buyer shall have the rights set forth in Section 5.2(b)(i) above as if Seller elected not to cure any of Buyer’s objections, and (ii) Seller is obligated to cure any such objections in the manner set forth in this Section 5.2 (and otherwise subject to any applicable rights of Buyer set forth herein with respect thereto).

ii.	Waiver. Buyer shall have the right at any time to waive any objections that it may have made by written notice to Seller and Title Insurer, and, thereby, to preserve this Agreement in full force and effect.

5.3	Further Encumbrances. Seller agrees not to further alter or encumber in any way Seller’s title to the Property after the Contract Date without Buyer’s prior written consent.

5.4	Changes In Title. Buyer shall have the right to object to any new title exception or defect disclosed in any update to the Title Commitment after the Inspection Date, unless such exception or defect was caused by Buyer or Buyer’s agents, employees, representatives, consultants or independent contractors, and if (i) Seller elects to cure such objection and Seller cannot cure or satisfy any such objection (or any objection which Seller has previously undertaken to cure or satisfy) before the Closing Date, or (ii) Seller does not notify Buyer that it will cure such objection within 10 days after receipt of notice thereof, Buyer may exercise the option set forth in clause 5.2(b)(i)(1) or 5.2(b)(i)(2) above.

5.5	Monetary Liens. Seller shall remove any monetary liens against the Land (collectively, “Monetary Liens”) at or before the Closing, including, without limitation, any such liens created by, through or under any tenants of the Property. To the extent that any Monetary Liens have not been removed at or prior to the Closing, Buyer may (without any obligation to do so) cause any such Monetary Liens to be removed at the Closing and apply the cost thereof (including, but not limited to, any out-of-pocket costs incurred in connection with such removal) against the Purchase Price. Monetary Liens shall not include any liens or encumbrances upon the Property caused by or related to Buyer or Buyer’s agents’, employees’, representatives’, consultants’ and independent contractors’ activities relating to the Property, all of which shall be deemed Permitted Title Exceptions.

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6.	Survey.

6.1	Survey. Within 30 days after the Contract Date, Buyer, at its sole cost and expense, shall obtain a survey of the Property (the “Survey”).

6.2	Buyer Objections. Any matters shown on such Survey (or any update thereto) and objected to by Buyer by the Inspection Date shall be additional title objections, as to which the obligations and rights of Buyer and Seller shall be the same as provided in Section 5 above. Furthermore, Buyer shall have the right to object to any new matters disclosed on updates to the Survey in the manner set forth in Section 5.4 above.

6.3	Legal Description. The Deed shall contain the legal description of the Land contained in EXHIBIT A hereto

6.4	Quitclaim Deed. If Buyer obtains a Survey of the Property which results in a legal description different from any legal description on EXHIBIT A hereto, Seller also will convey the Land to Buyer pursuant to the new survey legal description of the Land by quitclaim deed.

7.	Buyer’s Inspection.

7.1	Physical Inspection.

a.	Inspection Right. Buyer and its agents, employees, representatives, consultants, and independent contractors may enter upon the Property for the purpose of making such surveys, soil tests, borings, percolation tests, inspections, examinations, and studies (collectively, “Inspections”) as are reasonably necessary to evaluate and study the Property as contemplated herein. Seller agrees that Buyer shall have until the Closing Date in which to conduct all such Inspections, but that Buyer’s right to terminate this Agreement based thereon shall be limited as provided in Section 7.3, Section 7.5, and Section 7.6 below.

b.	Inspection Indemnity. Buyer shall (i) be responsible for restoring the Property to substantially the same condition as existed prior to such Inspections and removing any liens or encumbrances placed on the Property in connection with the Inspections, and (ii) indemnify, defend and hold Seller harmless from any and all claims, liabilities, costs or expenses (“Claims”) arising out of such Inspections of and entries onto the Property, including, but not limited to, liability for personal injury (including death) and property damage to the extent caused by Buyer, its agents, employees, representatives, independent contractors, and consultants.

(iii) Carveout to Inspection Indemnity. Notwithstanding the foregoing, in no event shall Buyer be liable to restore the Property, or be obligated to indemnify Seller under Section 7.1(b) for (i) the mere discovery of pre-existing conditions at the Property or any claims, liabilities, costs or expenses arising out of the gross or active negligence or willful misconduct of Seller or any agents, employees, consultants or contractors thereof.

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c.	Insurance. At least two (2) business days before entering the Real Property or beginning any Inspections, Buyer shall provide, or cause its consultants to provide, Seller with a certificate of insurance evidencing that Buyer or its applicable contractors or consultants performing the Inspections maintain (i) a commercial general liability policy that names Seller and its designated partner(s) as an additional insured, in an amount of not less than $[***] per occurrence and in the aggregate and (ii) workers compensation insurance as required by statute. Required commercial general liability limits can be satisfied with a combination of primary and excess/umbrella liability policies.

d.	Removal of Liens Related to Buyer. If Buyer exercises any of its termination rights hereunder, and either prior to or after such termination any liens or encumbrances are placed on the Property that are caused by or related to Buyer or Buyer’s agents, employees, representatives, or independent contractors, activities regarding the Property, Buyer shall cause such lien or encumbrance to be removed within 15 days after Buyer receives actual notice of such lien or encumbrance. This obligation shall survive termination of this Agreement indefinitely.

7.2	Document Inspection. Seller covenants that five (5) Business Days after the Contract Date, Seller will deliver to Buyer copies of each of the documents or materials listed on EXHIBIT C attached hereto to the extent in Seller’s possession or reasonable control.

7.3	Inspection Period.

a.	Inspection Date; Termination Right. Buyer shall have until 5:00 p.m. Central time, on the 30th day after the Entitlements Date (the “Inspection Date”) to investigate the Property and all matters relevant to its acquisition, ownership and development thereof; including, without limitation, the right to have made, at Buyer’s expense, any studies or inspections of the Property that Buyer may deem necessary or appropriate, and to terminate this Agreement, by written notice to Seller, to be received on or before the Inspection Date, if Buyer is not, for any reason or for no reason, satisfied with the Property in its sole and absolute discretion, in which case the Earnest Money, less $[***] to be paid to Seller, shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

b.	Intentionally Deleted.

c.	Failure to Exercise Termination Right. If, on or before the Inspection Date, Buyer does not exercise its termination right pursuant to this Section 7.3, then (i) this Agreement shall remain in full force and effect in accordance with its terms and (ii) Buyer shall have the right to continue to conduct Inspections on the Real Property subject to the terms and conditions hereof, but Buyer will have no right to terminate this Agreement on account of such Inspections, and after the Inspection Date, the Earnest Money will be non-refundable except as otherwise expressly set forth herein.

d.	Extension of Inspection Date. Notwithstanding anything to the contrary contained herein, Buyer may extend the Inspection Date one time for an additional 30 days (the “Inspection Date Extension Right”). Buyer may exercise the Inspection Date Extension Right by (i) delivering written notice thereof to Seller on or before the Inspection Date, and (ii) depositing $[***] with Escrow Agent (any such deposit being an “ID Extension Deposit”), on or before the then applicable Inspection Date. The ID Extension Deposit shall be deemed to be a part of the Earnest Money for all purposes under this Agreement.

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7.4	Conditions Precedent. In addition to other conditions set forth in this Agreement, Buyer’s obligation to purchase the Property shall be subject to and contingent upon the following conditions precedent, any or all of which Buyer may waive by written notice only:

a.	Adverse Conditions. There shall be no material adverse change in the condition of or affecting the Property not caused by Buyer or Buyer’s agents, employees, representatives, consultants or independent contractors between the time of Buyer’s inspection of the Property prior to the Inspection Date and the Closing Date, including, but not limited to, (i) environmental contamination, (ii) access, and (iii) any moratorium which would restrict or prevent Buyer from starting and continuing construction on Buyer’s proposed Project within 30 days after the Closing Date.

b.	Title Insurance. The willingness of Title Insurer to issue, on the Closing Date, upon the sole condition of the payment of an amount no greater than its regularly scheduled premium, its standard extended ALTA form owner’s policy of title insurance, insuring in the amount of the fair market value of the Property that title to the Property is vested of record in Buyer on the Closing Date, subject only to the Permitted Title Exceptions.

c.	Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Contract Date and the Closing Date.

d.	Compliance with Agreement. Seller must have materially performed all material obligations and substantially complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

e.	Tenant Vacancy Condition. The Tenant Vacancy Condition shall be satisfied.

7.5	Failure of Conditions Precedent. If any of the conditions precedent set forth in Section 7.4 are not satisfied or waived in writing by Buyer by 12:00p.m. Central time on the Closing Date, Seller may elect to cure any such failed condition precedent by providing written notice to Buyer on the Closing Date, in which case Seller shall have up to fifteen (15) days to satisfy such condition(s) precedent; provided however, if Seller is unable to cure such failed condition precedent within such 15-day period but has worked diligently to reach a cure, Seller shall have an additional 15 days to cure such condition. If Seller does not elect or is unable to satisfy such condition within said 15-day period (as the same may be extended pursuant to the foregoing), Buyer shall elect, at its option, by notice to Seller, either to: (a) terminate this Agreement, in which event the Earnest Money shall be returned to Buyer, and the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination; or (b) close without regard to the failure of such condition.

7.6.	Development Approvals.

a.	Pursuit of Development Approvals. Buyer hereby acknowledges that Buyer shall be solely responsible for obtaining any and all Development Approvals to enable Buyer to develop the Project (which may include, at Buyer’s election and at Buyer’s cost, the right to contest, object to or fight any Appeal(s) related to the Development Approvals (in any case, an “Appeal Contest”), and Buyer agrees to use reasonable efforts to obtain such approvals during the pendency of this Agreement. However, Seller, at no material cost and expense to Seller, shall cooperate with Buyer in good faith and join with Buyer in the execution of any documents necessary to obtain any such approvals.

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b.	Termination Right. Notwithstanding anything contained in this Agreement, if at any time on or prior to the Entitlements Date, (i) the Development Approvals and/or any condition, restriction or contribution required by applicable governing authorities prevents or unreasonably restricts Buyer’s intended development of the Property, including, but not limited to, (A) any condition or restriction that inhibits Buyer from constructing the Project, including any imposition of berms, buffers and/or setbacks that adversely affect the minimum unit count or parking requirements of the Project, or (B) any conditions, restrictions or contributions that collectively increase the cost of the Project by more than $[***]; or (ii) Buyer, in its reasonable judgment, believes that it will not be able to obtain the Development Approvals on or before the Entitlements Date, then Buyer shall have the right, by providing notice to Seller prior to 5:00PM Central Time on the Entitlements Date, to (1) terminate this Agreement, in which event the Earnest Money shall be returned to Buyer, and the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination; or (2) waive such termination right and proceed to Closing in accordance with the terms of this Agreement without regard to the failure of such condition. If Buyer does not timely deliver the notice referenced in option (1), it shall be deemed to have elected option (2). The foregoing election does not negate, modify or amend the representations, warranties or post-closing covenants of Seller contained in the Agreement.

c.	Discretionary Extension of Entitlements Date. Notwithstanding anything to the contrary contained herein, Buyer shall have one (1) option to extend the Entitlements Date for a period of 30 days (the “Option”). Buyer may exercise the Option by (i) delivering written notice thereof to Seller, and (ii) depositing $[***] with Escrow Agent (any such deposit being an “Option Deposit”), on or before the then applicable Entitlements Date. The Option Deposit shall be deemed to be a part of the Earnest Money for all purposes under this Agreement.

d.	Transfer of Development Approvals; Plans and Specs. Should Buyer terminate this Agreement at any time other than on account of a Seller default, Buyer shall provide Seller with complete copies of all submissions and applications related to the Development Approvals.

8.	Representations and Warranties.

8.1	Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

a.	No Litigation. Seller is not aware of, and has not received any notice of, any actual, pending or threatened violation, action or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property (or any portion thereof), and, to the best of Seller’s knowledge, there is no current threat of any litigation or other legal action being filed against Seller or the Property which would affect the Property or Seller’s ability to perform its obligations hereunder.

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b.	Boundary Lines of Property. Seller is not aware of any pending litigation or disputes, and Seller has received no notice of any disputes, concerning the location of the lines and corners of the Property, and Seller has not been served with any legal action concerning the location of the lines and corners of the Property.

c.	Authority.

i.	Organization. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the state of Tennessee, and qualified to do business in the State in which the Property is located.

ii.	Authorization: Seller has obtained all requisite authorizations and consents to enter into this Agreement with Buyer and to consummate the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the other agreements and instruments referred to herein and the consummation of the transactions contemplated hereby by Seller will not violate, nor constitute a default under, Seller’s partnership agreement or any order or ruling of any governmental authority or court or any document, instrument or agreement by which Seller or the Property may be bound.

iii.	Legally Binding: This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

iv.	Legal Power: The entities and individuals executing this Agreement and the other documents and instruments referenced herein or otherwise executed and delivered in connection herewith on behalf of Seller have the legal power, right and authority to bind Seller under the terms and conditions stated herein.

d.	Title. Seller has now, and to the best of Seller’s actual knowledge, will have, at the Closing, good, insurable and marketable fee simple title to the Property, free and clear of all liens and encumbrances, other than the Permitted Title Exceptions and none of the Property will be subject to any prior conveyance or assignment to, or any superior possessory rights in, any third party. Notwithstanding anything to the contrary contained in this Agreement, to Seller’s knowledge, certain alleys intersecting the Property have not been closed by the Metropolitan Government of Nashville, Davidson County, Tennessee; Closure of said alleys and relocation of utilities and rights of way associated therewith will be Buyer’s responsibility through its process of development, but Seller agrees to reasonably cooperate with Buyer in connection with such closure, at no cost or expense to Seller.

e.	Undisclosed Agreements and Liabilities. Other than as expressly set forth in this Agreement, the Title Commitment, or otherwise disclosed in writing to Buyer pursuant to this Agreement, there are no undisclosed liabilities or agreements affecting the Property or Seller, in its capacity as owner of the Property.

f.	Taxes and Assessments.

i.	No Special Assessments: To Seller’s actual knowledge, the Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Property.

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ii.	No Commitments: Seller has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner’s association or any other organization, group or individual relating to the Property which would impose an obligation upon Seller or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Property or upon separate lands.

iii.	No Special Fees or Contributions: To Seller’s actual knowledge, no governmental authority has imposed any requirement that Seller pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Property.

iv.	Separately Assessed: To Seller’s knowledge, as shown on the local tax assessor’s website, each parcel comprising the Property is separately assessed for real property tax assessment purposes and is not combined with any other real property for tax assessment purposes.

v.	Intentionally Deleted.

vi.	Taxes and Assessments Paid: As of the date hereof, all due and payable taxes and assessments affecting the Property or any portion thereof have been paid.

g.	No Rights to Purchase. No Person, other than Buyer, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

h.	Environmental Matters. The Property has been accepted into and is currently enrolled in the Tennessee Department of Environment and Conservation’s (“TDEC”) Voluntary Cleanup Oversight & Assistance Program (“VOAP”) as Site No. 19-755 and has been the subject of several environmental investigations as disclosed on EXHIBIT K (the “Investigations”). Seller has submitted a Soil Management Plan and Revised Soil Management Plan (collectively, the “SMP”) and Vapor Intrusion Management Plan (“VIMP”) to TDEC, both of which have been approved by TDEC. To date, Seller and TDEC have not (i) entered into a Brownfield Voluntary Agreement (“BVA”) and/or (ii) negotiated a final Notice of Land Use Restriction (“NLUR”) for the Land and/or related to DOR Site No. 19-755. Except as otherwise reflected in the Investigations or by participation in the VOAP, Seller makes the following environmental representations and warranties:

i.	No Violations: To Seller’s knowledge, the Property is not in violation of any Hazardous Substance Laws.

ii.	No Claims or Actions: Seller has received no written or oral notice or other communication of pending or threatened claims, actions, suits, proceedings or investigations against Seller, the Property or any occupant of the Property related to alleged or actual violations of Hazardous Substance Laws.

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iii.	No Notifications: No notification of release of a Hazardous Substance has been filed as to the Property, nor, to the best of Seller’s knowledge, is the Property or any property in the immediate vicinity of the Property listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any other Federal or state list of Hazardous Substance sites requiring investigation or cleanup.

iv.	No Storage Tanks: To the best of Seller’s knowledge, there are no above-ground or underground tanks or any other underground storage facilities located on the Property.

i.	Intentionally Deleted.

j.	No Condemnation. To the best of Seller’s actual knowledge, there are no pending or threatened condemnation, expropriation, eminent domain, change in grade of public street or similar proceeding affecting all or any portion of the Property; Seller has received no written or oral notice of the same; and Seller has no knowledge that any such proceeding is contemplated.

k	Covenants, Conditions, Restrictions or Easements. There is no default or breach by Seller under any covenants, conditions, restrictions or easements which may affect the Property or any portion or portions thereof which are to be performed or complied with by the owner of the Property, and no condition or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller under any such covenants, conditions, restrictions, rights-of-way or easements.

l.	No Bankruptcy. Neither Seller, nor its general partners, is party to any voluntary or involuntary proceedings in bankruptcy, reorganization or similar proceedings under the Federal bankruptcy laws or under any state laws relating to the protection of debtors, or subject to any general assignment for the benefit of the creditors, and, to the best of Seller’s knowledge, no such action has been threatened.

m.	No Leases. There are no tenants of the Property and no person or entity now has (other than Seller), or at the time of Closing will have, any possessory interest in the Property, under a lease or otherwise.

n.	Non-Foreign Status; Withholding. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto. Seller’s sale of the Property is not subject to any Federal, state or local withholding obligation of Buyer under the tax laws applicable to Seller or the Property.

o.	Intentionally Deleted.

p.	Service Contracts. Other than as set forth on EXHIBIT F, there are no Service Contracts affecting the Property. All Service Contracts at the Property are, or by Closing will be, terminable upon thirty (30) or fewer days prior written notice to the service providers under the Service Contracts.

q.	OFAC. Neither Seller nor, to Seller’s actual knowledge, any individual having a beneficial interest in Seller is a Person described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated with any such Persons.

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r.	Tax Appeals. There is no ongoing appeal with respect to taxes or special assessments on the Real Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Real Property have been paid in full.

s.	Employees. Seller has no employees.

t.	Intentionally Deleted.

8.2 Survival. The foregoing representations are true, correct and complete, and the foregoing warranties are in full force and effect and binding on Seller, as of the date hereof, and shall be true and correct and in full force and effect, as the case may be, and deemed to have been reaffirmed and restated by Seller as of the date and time of the Closing and shall inure to the benefit of and be enforceable by Buyer, its successors and assigns. The foregoing representations shall not survive Closing.

9.	Closing.

9.1	Time and Place. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the Closing shall be conducted by escrow through the Title Insurer on the earlier of: (i) the date that is 180 days after the Inspection Date (the “Outside Closing Date”), or (ii) any date prior to the Outside Closing Date chosen by Buyer and set forth in a written notice from Buyer to Seller at least 7 days prior thereto (as applicable, the “Closing Date”), unless the Closing Date is postponed pursuant to the express terms of this Agreement or as otherwise agreed by Seller and Buyer in writing.

a.	Discretionary Closing Extensions. Notwithstanding the foregoing, Buyer shall have the right to extend the Closing Date (including the Outside Closing Date) for up to 3 separate periods of 30 days each (each, a “Closing Extension Right”). Buyer may exercise a Closing Extension Right by delivering the following on or before the then-current Closing Date: (i) notice to Seller of the exercise of the Closing Extension Right, and (ii) an additional deposit to Escrow Agent in the amount of $[***] (each a “Closing Extension Deposit”). Each Closing Extension Deposit shall be deemed to be a part of the Earnest Money for all purposes hereunder.

9.2	Closing Deliverables. For and in consideration of, and as a condition precedent to Buyer’s delivery to Seller of the Purchase Price, Seller shall obtain and deliver to Buyer at the Closing the following documents (all of which shall be duly executed, acknowledged, and witnessed, as applicable), which documents in subsections (b) and (h) below Buyer agrees to execute:

a.	Deed: a special warranty deed in the form attached hereto at EXHIBIT J (the “Deed”) conveying to Buyer all of Seller’s right, title and interest in and to the Property, subject only to the Permitted Title Exceptions and such other matters as are permitted by Section 5 hereof;

b.	General Assignment. the General Assignment in the form attached as EXHIBIT E;

c.	Non-Foreign Affidavit: a Non-Foreign Affidavit in the form attached as EXHIBIT G hereto and by this reference made a part hereof;

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d.	Affidavit of Title: an affidavit of title in the form attached hereto at EXHIBIT I, subject to any modifications required by the Title Insurer in order to issue its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens, unrecorded easements or other rights of parties in possession, endorsed to insure contiguity between the various tracts or parcels comprising the Land;

e.	Authority: such evidence as Title Insurer shall reasonably require as to the authority of the parties acting on behalf of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto;

f.	Transfer Tax: a properly completed property transfer tax return or affidavit, if any, in form and substance appropriate to the jurisdiction in which the Property is located;

g.	Reaffirmation of Representations and Warranties: a certificate of Seller, dated as of the Closing Date, reaffirming that all representations and warranties of Seller under this Agreement are true, correct and complete as of the Closing Date and that there has occurred no default or breach, nor any event which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller under this Agreement;

h.	Intentionally Omitted.

i.	Closing Statement: a closing statement setting forth the prorations, credits, debits, and disbursements to be made at the Closing in accordance with this Agreement; and

j.	Further Documentation: such further instructions, documents and information as Buyer or Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement.

9.3	Costs. At the Closing:

a.	Transfer Taxes: Buyer shall pay any and all transfer taxes incident to the conveyance of title to the Property to Buyer;

b.	Recording Costs: Buyer shall pay the cost of recording the Deed;

c.	Title Exam and Premium: Buyer shall pay the costs of examination of title to the Property and owner’s title insurance therefor, including the cost of any title endorsements (unless such endorsements are the subject of a title objection which Seller has agreed to cure or satisfy hereunder, in which case, the cost of such endorsement(s) shall be borne by Seller);

d.	Financing Costs: Buyer shall pay any mortgage recording or intangibles tax and all other taxes, costs, fees or expenses relating to Buyer’s financing of the Property;

e.	Survey: Buyer shall pay the cost of the Survey.

f.	Escrow/Closing Fees: Any escrow/closing fees charged by the Title Insurer shall be shared equally by Seller and Buyer; and

g.	Other Costs: Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property as contemplated herein, including, without limitation, attorneys’ fees.

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10.	Default and Remedies.

10.1	Buyer’s Default. If the Closing does not occur as a result of a default by Buyer under the terms of this Agreement, which default continues for 5 business days after written notice from Seller, the Earnest Money shall be paid to Seller, and Seller shall be entitled, as its sole and exclusive remedy hereunder, to the release of Earnest Money as full liquidated damages for such default of Buyer, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. It is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages.

10.2	Seller’s Default. In the event of a default by Seller under the terms of this Agreement which is first discovered by Buyer prior to the Closing and is not cured by Seller within 5 business days after written notice of default from Buyer (provided that no notice and/or cure period will be afforded to Seller for its failure to close on the Closing Date), Buyer’s remedies hereunder shall be either to (a) terminate this Agreement, receive a refund of the Earnest Money, and be reimbursed by Seller for all direct and actual out-of-pocket, third-party fees, costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated by this Agreement, including any investigation costs incurred by Buyer in undertaking the Inspections, engineering and architectural fees, financing fees and reasonable attorneys’ fees incurred related to this Agreement (collectively, “Acquisition Expenses”), up to an amount not to exceed $[***], or (b) seek specific performance of Seller’s obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a Material Seller Default, Buyer shall be entitled to reimbursement or payment of Opportunity Cost Damages, not to exceed $[***] (the “OCD Cap”). For the purposes hereof: (i) “Opportunity Cost Damages” means (A) Acquisition Expenses (without regard to the $[***] cap noted above, but subject to OCD Cap), plus (B) if the Material Seller Default is a Wrongful Conveyance, an amount equal to the consideration received by the Seller on account of such Wrongful Conveyance, less the Purchase Price payable by the Buyer hereunder; and (ii) a “Material Seller Default” shall mean any default by Seller hereunder that is characterized by the following: (A) Seller selling or conveying the Property to another party in violation of this Agreement in a manner that renders specific performance unavailable or infeasible (a “Wrongful Conveyance”); (B) Seller intentionally or willfully encumbering the Property in violation of this Agreement in a manner that has or would have a material, adverse effect on the developability of the Property for Buyer’s Intended Use (e.g. by entering into a long-term lease whose term extends beyond the Closing Date or extending the term of an existing Lease beyond the Closing Date, subjecting the Property to a mortgage that cannot be discharged on or prior to the Closing Date or by payment of the Purchase Price, or subjecting the Property to an easement or other restriction or encumbrance that would have a material, adverse effect on the developability of the Property); or (C) a willful or intentional material breach of any representation or warranty of Seller hereunder, the falsity of which has a material, adverse effect on the developability of the Property (including the proposed timing, scope or cost thereof) for Buyer’s Intended Use.

10.3	Waiver of Consequential/Special/Punitive Damages. Notwithstanding anything to the contrary contained herein, in no event shall either party be liable for any consequential, punitive or special damages under this Agreement.

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11.	Seller Covenants.

(a)	Insurance. Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary).

(b)	Maintenance. Seller shall maintain the Real Property substantially in its present condition (ordinary wear and tear, casualty and condemnation excepted), and will in no event materially alter the physical condition of the Real Property except as otherwise expressly set forth herein.

(c)	Operation. Seller shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Contract Date. By the date that is 5 Business Days prior to the Closing Date, Seller shall have ceased all operations at the Property and removed all personal property therefrom.

(d)	Service Contracts.

(i)	Notice of Assumption. No later than the Inspection Date, Buyer may advise Seller in writing which Service Contracts Buyer elects to assume, and Seller shall, at its sole cost and expense, terminate effective as of or prior to Closing all Service Contracts that Buyer does not so elect to assume.

(ii)	Failure to Provide Notice. Buyer’s failure to so advise Seller in writing shall be deemed to constitute Buyer’s election to not assume any such Service Contracts.

(iii)	Notices. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Seller shall be responsible for any charges applicable to periods commencing with the Closing.

(iv)	Existing Management and Leasing Agreements. Seller shall terminate, effective as of or prior to Closing, all existing management and leasing agreements with respect to the Property.

(e)	No New Encumbrances. From and after the Contract Date until the date and time of the Closing, Seller shall not convey any portion of the Property or any rights therein, or enter into any conveyance, security document, easement or other agreement, or amend any existing agreement, granting to any Person (other than Buyer) any rights with respect to the Property or any part thereof or any interest whatsoever therein, without Buyer’s prior written consent.

(f)	Development Approvals Cooperation. Buyer hereby acknowledges that Buyer shall be solely responsible for obtaining any and all Development Approvals to enable Buyer to develop the Project. However, Seller, at no material cost and expense to Seller, shall cooperate with Buyer in good faith and join with Buyer in the signing of any documents necessary to obtain such approvals.

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(g)	VOAP Covenants and Cooperation. Seller shall not continue any negotiations or with TDEC about the BVA, NLUR, or VOAP and shall not finalize the BVA or NLUR, in each case without express written consent from Buyer. Seller and Buyer acknowledge that Buyer shall need to submit its own application for entry into the VOAP, and Seller, at no material cost and expense to Seller, shall reasonably and timely cooperate with Buyer in any such efforts with regard to the VOAP, including, but not limited to, upon request, authorizing the consultants who prepared the SMP and VIMP to provide reliance to Buyer for the SMP and VIMP; provided, however, Seller’s obligation under this subsection is limited to providing consent and authorization to such consultants and Seller shall not be responsible for any noncompliance by such consultants. Buyer is hereby authorized to communicate directly with TDEC regarding the Property and VOAP. Seller shall not be responsible for any of the costs, expenses, or fees associated with Buyer’s VOAP, Buyer’s related efforts regarding VOAP, or any reliance letter or agreement sought by Buyer in connection therewith, otherwise, each party shall bear their own fees, costs, and expenses for work conducted as part of this subsection.

12.	Casualty/Condemnation.

12.1. Casualty. In the event that prior to the Closing there is any damage to the Property, or any part thereof, Buyer shall accept the Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction; provided that, to the extent that as a result of such casualty, a material health or safety issue results such that the applicable governmental authority requires commencement of repair prior to Closing, Seller shall commence such repairs (and the amount of insurance proceeds payable to Buyer shall be reduced by Seller’s costs of such repairs).

12.2 Material Condemnation. In the event of a Material Condemnation, Buyer may, at its option to be exercised within 5 Business Days after receipt of notice of the occurrence of the damage or the actual or threatened (in writing) commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof.

(a)	Buyer Elects to Terminate. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller, then this Agreement shall terminate, the Earnest Money shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, except for those which expressly survive any such termination.

(b)	Buyer Does Not Elect to Terminate. If Buyer elects to proceed with the purchase or fails to give Seller notice within such 5 Business Day period that Buyer elects to terminate this Agreement, or Buyer is not entitled to terminate this Agreement because the condemnation or taking is not a Material Condemnation, then this Agreement shall remain in full force and effect.

12.3	Awards and Proceeds.

(a)	Credit. Upon the Closing, if Buyer is not entitled to or elects not to terminate this Agreement pursuant to Section 12.1 and Section 12.2 above, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or condemnation, plus the amount of any insurance deductible, less any reasonable sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).

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(b)	Assignment. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for any reasonable sums expended to collect such proceeds or awards or to repair or restore the Property.

13.	Assignment.

13.1	Assignment by Buyer. Buyer may assign any of Buyer’s rights hereunder or any part thereof to (i) an Affiliate of Buyer; or (ii) any firm, partnership, corporation or other entity in which Buyer and/or one or more Affiliates of Buyer have a direct or indirect ownership interest. For the purposes of this paragraph, “Affiliate” means a person or entity who, directly or indirectly through one or more intermediaries, owns or controls, is owned or controlled by or is under common control or ownership with the person or entity in question. Such assignment shall not relieve Buyer of any obligations or liability arising out of or related to this Agreement unless and until Closing occurs.

13.2	Assignment by Seller. From and after the Contract Date, Seller shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole discretion, assign, transfer, convey, hypothecate or otherwise dispose of all or any part of the Property.

14.	Buyer’s Representation and Warranty. Buyer does hereby represent and warrant to Seller that (a) it is duly organized, validly existing and in good standing under the laws of the State of its formation; (b) it has all requisite authorizations to enter into this Agreement with Seller and to consummate the transactions contemplated hereby; (c) the parties executing this Agreement on behalf of Buyer are duly authorized to so do; (d) neither Buyer nor, to Buyer’s actual knowledge, any individual having a beneficial interest in Buyer is a Person described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated with any such Persons; (e) it is not a “Prohibited foreign party” or a “Prohibited foreign-party-controlled business” as those terms are defined in Tennessee Code Annotated section 66-2-302; and (f) is not prohibited from acquiring or owning the Real Property under Tennessee Code Annotated section 66-2-301, et. seq.

15.	Broker and Broker’s Commission.

15.1	Commission. Seller shall pay to Broker a commission for this transaction pursuant to a separate commission agreement. Broker shall only be entitled to such commission if and when the transaction contemplated herein actually closes. Buyer shall have no responsibility for payment of any such commissions.

15.2	Indemnity. Buyer and Seller each warrant and represent to the other that, with the exception of Broker, such party has not and shall not employ a real estate broker or agent in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other’s representation herein being untrue.

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16.	Notices.

16.1	Form of Notice. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by (a) hand, (b) nationally-recognized overnight express delivery service, or (c) e-mail of a letter in “pdf” format (provided that if the receiving Party has not acknowledged receipt thereof within one (1) Business Day after such delivery (which acknowledgement may be given by such party or its counsel via a “read receipt” or response via electronic mail), then the delivering party shall send a copy of such notice via method (a) or (b) above) to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

SELLER:

900 Eighth, LP

255 Glenville Road

Greenwich, CT 06831 Attn: Brandon Lacoff

E-mail: blacoff@belpointe.com

Attn: Lori Wortz

E-mail: lwortz@belpointe.com

With a copy to:

Baker, Donelson, Bearman, Caldwell and Berkowitz, P.C.
1600 West End Avenue

Nashville, Tennessee
Attn: Courtney Hollins

Telephone: (615) 726-5543

E-mail: chollins@bakerdonelson.com

Attn: Dayne Geyer
Telephone: (615) 726-5759

E-mail: dgeyer@bakerdonelson.com

BUYER:

c/o [***]

[***]
[***]
Attn: [***]

Email: [***]

With copies to:

c/o [***]

[***]
[***]
Telephone: [***]
Attention: [***]

E-mail: [***]

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And

Alston & Bird LLP

One Atlantic Center
1201 W. Peachtree Street
Atlanta, Georgia 30309

Attention: Drew Allen

Telephone: (404) 881-4522

E-mail: drew.allen@alston.com

Attention: Colony C. Canady

Telephone: (404) 881-7825

E-mail: colony.canady@alston.com

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY

National Commercial Services

3455 Peachtree Road NE, Suite 1700

Atlanta, Georgia 30326

Attn: Jon Uhlir

Telephone: 404-720-3049

Email: juhlir@firstam.com

16.2 Notice Received. Any notice or other communication sent as hereinabove provided shall be deemed received: (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by electronic transfer device (provided that if the receiving Party did not acknowledge receipt thereof within one (1) Business Day after such delivery, then the delivering Party sent a copy of such notice via method (a) or (b) described in Section 16.1 above).

17.	Governing Law. This Agreement shall be construed and interpreted under the laws of the State in which the Land is located, without regard to any conflict of law principles that may call for the application of the laws of any other jurisdiction.

18.	Attorneys’ Fees. In the event that either Seller or Buyer institutes a suit, action, arbitration, or other legal proceeding of any nature whatsoever, relating to this Agreement or to the rights or obligations of the parties with respect thereto, the prevailing party shall be entitled to recover from the losing party the prevailing party’s reasonable and necessary attorney, paralegal, accountant, expert witness (whether or not called to testify at trial or other proceeding) and other professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, including but not limited to deposition transcript and court reporter costs, as determined by the judge or arbitrator at trial or other proceeding, and including such fees, costs and expenses incurred in any appellate or review proceeding, or in collecting any judgment or award, or in enforcing any decree rendered with respect thereto, in addition to all other amounts provided for by law.

19.	Construction. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

20.	No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

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21.	Entire Agreement. This Agreement and the documents incorporated herein by reference contain the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

22.	Binding Effect. Subject to Section 13, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

23.	Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by Buyer and Seller.

24.	Possession. Possession of the Property shall be granted by Seller to Buyer on the Closing Date, subject to the Permitted Title Exceptions.

25.	Date For Performance. If the time period or date by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on any day other than a Business Day, then such time period shall be automatically extended through 5:00 p.m. Central time on the next Business Day.

26.	Intentionally Deleted.

27.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. This Agreement may be executed electronically (e.g., via DocuSign) and delivered by electronic mail transmission (via .pdf or similar format). An executed copy of this Agreement delivered by electronic mail transmission (via a .pdf or similar format) shall be deemed to be an original counterpart hereof for all purposes.

28.	Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

29.	Listings and Other Offers. During the pendency of this Agreement, Seller shall not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

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30.	Like Kind Exchange. Buyer and Seller hereby acknowledge that Buyer and/or Seller (as applicable, the “Exchange Party”) may desire to effectuate a tax-deferred exchange (also known as a “1031” exchange or “reverse 1031 exchange” (the “Exchange”)) in connection with the purchase and/or sale of all or a portion of the Property. Each party (as applicable, the “Cooperating Party”) hereby agrees to cooperate with the Exchange Party in connection with the Exchange contemplated by the Exchange Party, provided that:

(i) All documents executed in connection with the Exchange (the “Exchange Documents”) shall recognize that Cooperating Party is acting solely as an accommodating party to such Exchange, shall have no liability with respect thereto, and is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws and shall have no liability whatsoever if any such transactions fail to so qualify. All Exchange Documents executed by Cooperating Party in connection with the Exchange shall be in form and substance reasonably acceptable to Cooperating Party.

(ii) Such Exchange shall not result in Cooperating Party incurring any additional costs or liabilities (and Exchange Party shall pay all additional costs and expenses to the extent that such are incurred, including, without limitation, any additional costs or expenses incurred by Cooperating Party as a result of its participation in the Exchange). Exchange Party shall indemnify, defend and hold Cooperating Party harmless from and against all claims, demands, liability, losses, damages, costs and expenses (including reasonable attorneys’ and accountants’ fees) suffered or incurred by Cooperating Party in connection with the Exchange.

(iii) In no event shall Cooperating Party be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with the Exchange.

(iv) In no event shall Exchange Party’s consummation of such Exchange constitute a condition precedent to Exchange Party’s obligations under this Agreement, and Exchange Party’s failure or inability to consummate such Exchange shall not be deemed to excuse or release Exchange Party from its obligations under this Agreement.

(v) Buyer and Seller further agree that, in connection with the foregoing, and subject in all respects to the foregoing provisions, Cooperating Party shall consent to Exchange Party assigning all or a portion of its rights under this Agreement to an exchange intermediary solely for the purpose of consummating such Exchange. In no event shall any such assignment release Exchange Party of its obligations under this Agreement or any document executed pursuant to the terms hereof, including, without limitation, its indemnity obligations hereunder, or affect in any manner any of Exchange Party’s representations, warranties or covenants set forth in this Agreement.

31.	Survival. No representations, warranties, covenants or agreements of Seller or Buyer contained herein shall survive the Closing or the earlier termination of this Agreement, except as expressly provided in this Agreement. The representations, warranties, covenants and/or agreements of Seller and Buyer, as applicable, contained in following Sections or provisions shall survive (i) the Closing indefinitely unless a limited period of survival is established therefor: Sections 16-24 and Sections 27-28; (ii) the earlier termination of this Agreement for a period of 1 year: Section 7.1(b) and Section 7.6(d); and (iii) the Closing or, as applicable, the earlier termination of this Agreement, indefinitely: Section 15.2.

[signatures on following page]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its authorized signatory, effective as of Contract Date.

SELLER:

900 EIGHTH, LP,
a Tennessee limited partnership

By:
Name:
Title:

BUYER:

WP SOUTH ACQUISITIONS, L.L.C., a Georgia
limited liability company

By:
Name:
Title:

The undersigned hereby joins in this Agreement for the sole purpose of agreeing to perform the duties and obligations of Escrow Agent set forth in this Agreement (as the same may be amended, assigned, or otherwise modified, none of which shall require the consent or approval of Escrow Agent).

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its: